Exhibit (a)(1)(E)

[_______], 2017

[FORM OF NOTICE]

OF APPROVAL OF

AGGREGATE WARRANT AMENDMENT OFFER

To the Holders of the [2014, 2015 and/or 2017 Warrants]:

Pure Bioscience, Inc. (the “Company”) previously provided you various documents regarding an offer to amend and exercise 2014 Warrants, 2015 Warrants and 2017 Warrants, which documents included, among others, an Offer to Amend and Exercise, Election to Participate and Exercise Warrant and Notice of Withdrawal. Any capitalized terms not otherwise defined in this letter shall have the meaning ascribed to them in the Offer to Amend and Exercise.

This letter is to inform you that a majority of the shares issuable upon exercise of each of the [2014 Warrants (the “2014 Warrant Requisite Majority”)] [2015 Warrants (the “2015 Warrant Requisite Majority”)] [2017 Warrants (the “2017 Warrant Requisite Majority”)], approved an amendment of all of the outstanding [2014 Warrants, 2015 Warrants and 2017 Warrants], to amend the such Original Warrants in the same manner with respect to the Individual Warrant Amendment Offer, except the Expiration Date shall be extended until 5:00 p.m. (Pacific Time) on the evening of October 10, 2017 (the “Subsequent Expiration Date”).

Please be aware that if you have not exercised your [2014 Warrant, 2015 Warrant and/or 2017 Warrant], you will have until 5:00 PM (Pacific Time) on the Subsequent Expiration Date to participate in the Individual Warrant Amendment and exercise your Original Warrant pursuant to the instructions set forth in the Offer to Amend and Exercise and the Election to Participate and Exercise Warrant previously provided to you, otherwise it will expire unexercised.

If you would like to request additional copies of the Offer to Amend and Exercise, the Election to Participate and Exercise Warrant or the Notice of Withdrawal, or you have questions, you may contact the Company as follows:

1725 Gillespie Way

El Cajon, California 92020

Attention: Mark Elliott or Hank Lambert

(619) 596-8600

Email: melliott@purebio.com

hlambert@purebio.com

Thank you for your time in reviewing this notice.

Sincerely,

/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer
Pure Bioscience, Inc.